EXHIBIT 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
ANNOUNCES NEW BOARD MEMBER

Milwaukee, Wisconsin - May 25, 2006 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today announced that its Board of Directors elected Mr. David R. Zimmer to the Board. Mr. Zimmer’s election fills a vacant position on the Company’s five-member Board, and increases the number of independent directors to four.

Mr. Zimmer is Managing Director and co-founder of Stonebridge Business Partners, a provider of consulting services primarily to automotive-related manufacturing businesses seeking to develop and implement Value Growth Plans, strategic partnerships with companies in the growing markets of China and India, and merger & acquisition advice. His thirty-plus year business career has included positions of responsibilities in a number of companies. He was the former president and CEO of Core Industries, Inc., New Venture Gear, Inc. and Twitchell Corp. He was also Executive Vice President of United Dominion Industries, Vice President and General Manager of Electronic Products for Acustar, as well as Chief Financial Officer for Acustar. Earlier in his career he held various financial positions at Chrysler Corporation and Ford Motor Company, including responsibility for developing the internal turnaround operating plan for Chrysler that was the basis for the U.S. Government loan guarantees in the early 1980’s.

“Mr. Zimmer’s exceptional experience in automotive and other manufacturing-based industries, combined with his experience as a finance and management professional will bring a new dimension and depth to our Board of Directors,” commented Harold M. Stratton, the Company’s Chairman, President and Chief Executive Officer. “I look forward to Dave’s participation with our other outstanding directors in providing advice, counsel and governance to our business.”

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan. The Company’s history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.